As filed with the Securities and Exchange Commission on January 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JACOBS ENGINEERING GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4081636
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1111 South Arroyo Parkway

Pasadena, California 91105

(626) 578-3500

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

JACOBS ENGINEERING GROUP INC.

1999 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

John W. Prosser, Jr.

1111 South Arroyo Parkway

Pasadena, California 91105

(626) 578-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. LeSage

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

(213) 229-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $1.00 per share (4)	3,500,000	$39.44	$138,040,000	$5,424.97

(1)	This Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, referred to herein as the Securities Act.

(3)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on January 22, 2009, which was $39.44.

(4)	Also includes associated preferred share rights to purchase shares of common stock of the Registrant pursuant to the Registrant’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by Jacobs Engineering Group Inc., a Delaware corporation, referred to herein as the Registrant, relating to an additional 3,500,000 shares of its common stock, par value $1.00 per share, issuable to eligible persons under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to optionees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission, referred to herein as the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated by reference, as of their respective dates, in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008;

•	The Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2008;

•	The Registrant’s Current Report on Form 8-K filed with the Commission on January 27, 2009;

•

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4, filed with the Commission on December 7, 2007, including any amendment or report filed for the purpose of updating such description; and

•

The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on December 22, 2000, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the Registrant, as the Registrant’s employee or agent or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Registrant, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of the Registrant’s directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. The Registrant has also entered into an indemnification agreement with each of its directors and executive officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorney’s fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Registrant’s Amended and Restated Bylaws provide its directors and officers with the foregoing rights to indemnification.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

The Registrant also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the Registrant’s directors and officers in their capacity as such.

The foregoing summaries are subject to the complete text of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and to the referenced sections of Delaware General Corporation Law and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2007 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Registrant. Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2008 and incorporated herein by reference.

4.1	Amended and Restated Rights Agreement, amended and restated as of December 20, 2000 by and between the Registrant and Mellon Investor Services LLC, as Rights Agent. Filed as Exhibit 1 to the Registrant’s Form 8-A/A filed on December 22, 2000 and incorporated herein by reference.

4.2	Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date. Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated January 27, 2009 and incorporated herein by reference.

4.3*	Form of Jacobs Engineering Group Inc. Non-Qualified Stock Option Agreement.

4.4*	Form of Jacobs Engineering Group Inc. Restricted Stock Agreement.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page hereto).

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S–1 or Form S–3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 29th day of January 2009.

JACOBS ENGINEERING GROUP INC.

By:	/S/ CRAIG L. MARTIN
Craig L. Martin
President, Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Craig L. Martin, William C. Markley, III, and John W. Prosser, Jr., and each of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement (including any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), with exhibits thereto and other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ NOEL G. WATSON Noel G. Watson	Director and Chairman of the Board	January 29, 2009

/S/ CRAIG L. MARTIN Craig L. Martin	Director, President and Chief Executive Officer (Principal Executive Officer)	January 29, 2009

/S/ JOHN W. PROSSER, JR. John W. Prosser, Jr.	Executive Vice President, Finance and Administration and Treasurer (Principal Financial Officer)	January 29, 2009

/S/ NAZIM G. THAWERBHOY Nazim G. Thawerbhoy	Senior Vice President and Controller (Principal Accounting Officer)	January 29, 2009

/S/ JOSEPH R. BRONSON Joseph R. Bronson	Director	January 29, 2009

/S/ JOHN F. COYNE John F. Coyne	Director	January 29, 2009

/S/ ROBERT C. DAVIDSON, JR. Robert C. Davidson, Jr.	Director	January 29, 2009

/S/ EDWARD V. FRITZKY Edward V. Fritzky	Director	January 29, 2009

/S/ ROBERT B. GWYN Robert B. Gwyn	Director	January 29, 2009

/S/ JOHN P. JUMPER John P. Jumper	Director	January 29, 2009

/S/ LINDA FAYNE LEVINSON Linda Fayne Levinson	Director	January 29, 2009

/S/ THOMAS M.T. NILES Thomas M.T. Niles	Director	January 29, 2009

Exhibit Number	Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2007 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Registrant. Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2008 and incorporated herein by reference.

4.1	Amended and Restated Rights Agreement, amended and restated as of December 20, 2000 by and between the Registrant and Mellon Investor Services LLC, as Rights Agent. Filed as Exhibit 1 to the Registrant’s Form 8-A/A on December 22, 2000 and incorporated herein by reference.

4.2	Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date. Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated January 27, 2009 and incorporated herein by reference.

4.3*	Form of Jacobs Engineering Group Inc. Non-Qualified Stock Option Agreement.

4.4*	Form of Jacobs Engineering Group Inc. Restricted Stock Agreement.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page hereto).

*	Filed herewith.